Exhibit 23.6

CONSENT OF APSIS CONSULTORIA EMPRESARIAL LTDA.

We hereby consent to the inclusion of (1) an English-language translation of our Valuation Reports of Market Value of Shareholders’ Equity of Tele Norte Leste Participações S.A. (“TNL”) and Brasil Telecom S.A. (“Brasil Telecom”) (RJ-0690/11-04), dated January 5, 2012, and delivered to TNL and Brasil Telecom for the specific purposes of Article 264 of Brazilian Corporation Law (the “Market Valuation Report”), and (2) our Valuation Report of Book Value of Shareholders’ Equity of TNL (RJ-0690/11-02), dated January 5, 2012, and delivered to TNL and Brasil Telecom for the specific purposes of Articles 8 and 252 of the Brazilian Corporation Law, and any amendments thereto (the “Book Valuation Report,” and together with the Market Valuation Report, the “Valuation Reports”), as exhibits to the Registration Statement on Form F-4 of Brasil Telecom filed with the U.S. Securities and Exchange Commission relating to the proposed merger of TNL with and into Brasil Telecom (the “Registration Statement”), and to the references to our firm and the Valuation Reports in the Registration Statement and the prospectus included therein. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement and the prospectus included therein within the meaning of the term “experts” as used in the Act or the Regulations.

Rio de Janeiro, Brazil, January 16, 2012.

Apsis Consultoria Empresarial Ltda.

By	/s/ Luiz Paulo César Silveira
Name: Luiz Paulo César Silveira Title: Director

By	/s/ Renata Pozzato Carneiro Monteiro
Name: Renata Pozzato Carneiro Monteiro Title: Director